Exhibit 99.1

Analog Devices Names Gregory Bryant to the

New Position of EVP and President of Business Units

WILMINGTON, Mass. (March 7, 2022) – Analog Devices Inc. (Nasdaq: ADI) today announced that Gregory Bryant will be appointed to the newly created position of Executive Vice President and President of Business Units. In this role, Gregory will have oversight of the company’s business units – Industrial, Automotive, Communications, Digital Healthcare, and Consumer – and will be responsible for continuing to scale ADI’s rapidly growing businesses. He will start on March 14, and report directly to ADI’s President and CEO Vincent Roche.

“Gregory is a well-respected, customer-focused technology leader and we are delighted to welcome him to our talented team. ADI has dramatically increased the breadth and depth of our portfolio and capabilities, most recently with the Maxim Integrated acquisition. Gregory understands how to scale large businesses to drive continued growth and extend industry leadership. His deep digital and system expertise will also accelerate our ability to deliver more complete solutions to our customers,” said ADI President and CEO Vincent Roche. “I look forward to working with Gregory and his team to further solidify our position as the semiconductor industry’s strongest and most durable analog, mixed signal, and power franchise.”

Gregory is a proven global business leader with three decades of experience and a track record of driving growth. Most recently, he was EVP and General Manager of Intel’s Client Computing Group, the company’s largest and most profitable business. In that role, he led a global organization of more than 5,000 people and captured growth opportunities in the PC market.

“I am energized to join Vince and his team,” said Gregory. “Over the past several years, I have admired ADI’s rapid growth and how it has positioned itself to capture even more opportunities in the future. This is a key moment to help the company scale its capabilities to meet the increasingly complex needs of today’s customers and deliver profitable growth across each of its businesses.”

Gregory is a 30-year veteran of the semiconductor industry. Before heading Intel’s Client Computing Group, Gregory led strategy and product development for the Connected Home and Commercial Client (CHC) businesses. Prior to that, he was General Manager of the Asia Pacific and Japan sales and marketing organization. As General Manager of the Business Client Platform Division, he oversaw the development and ramp-up of Intel vPro® Technology globally.

About Analog Devices

Analog Devices, Inc. (Nasdaq: ADI) operates at the center of the modern digital economy, converting real-world phenomena into actionable insight with its comprehensive suite of analog and mixed signal, power management, radio frequency (RF), and digital and sensor technologies. ADI serves 125,000 customers worldwide with more than 75,000 products in the industrial, communications, automotive, and consumer markets. ADI is headquartered in Wilmington, MA. Visit http://www.analog.com.

Contacts

Media:

Michael Schneider

Chief Communications Officer

Analog Devices, Inc.

973-868-1000

corpcomm@analog.com

Investors:

Michael Lucarelli

Vice President, Investor Relations and FP&A

Analog Devices, Inc.

781-461-3282

investor.relations@analog.com